Exhibit 99.1

Transcat, Inc. 35 Vantage Point Drive • Rochester • NY • 14624 • Phone: (585) 352–7777
Transcat Reports 180% Increase in Net Income on 13% Growth in Net Revenue for the Second Quarter of Fiscal 2011
•	Record second quarter net revenue of $20.9 million; fourth consecutive quarter of record revenue

•	Product segment net sales increased 12.5%; Service segment net revenue grew 14.1%

•	Total operating income jumps 170% to $0.9 million in second quarter
ROCHESTER, NY, October 25, 2010 – Transcat, Inc. (Nasdaq: TRNS) (“Transcat” or the “Company”), a leading distributor of professional grade handheld test and measurement instruments and accredited provider of calibration, repair and weighing system services, today reported financial results for its fiscal 2011 second quarter ended September 25, 2010. Reported results include those of United Scale & Engineering Corporation (“United”), a Wisconsin-based supplier and servicer of industrial scales and weighing systems, which the Company acquired on January 27, 2010.
Net revenue in the second quarter of fiscal 2011 was $20.9 million, an increase of 13.1%, or $2.4 million compared with net revenue of $18.5 million in the second quarter of fiscal 2010. The United acquisition contributed $0.9 million to net revenue for the second quarter of fiscal 2011. Service segment net revenue, which represented 35.6% of total net revenue, increased 14.1% to $7.4 million in the second quarter of fiscal 2011, compared with $6.5 million in the prior year second quarter. Product segment net sales, representing the Company’s distribution business, were $13.5 million for the second quarter of fiscal 2011, an increase of $1.5 million, or 12.5%, compared with $12.0 million in the same period of the prior fiscal year.
Net income was $0.5 million, or $0.07 per diluted share, in the second quarter of fiscal 2011, up 180.3%, or $0.3 million, from net income of $0.2 million, or $0.02 per diluted share, in the same period of the prior fiscal year.
Charles P. Hadeed, President, CEO and COO of Transcat, commented, “We believe our improving business trend is a direct reflection of not just a moderately improving economy, but more our ability to build our calibration business while expanding our customer base and deepening our customer relationships in our products distribution business. With $20.9 million in total net revenue we have achieved four consecutive quarters of record-breaking revenue. Additionally, the measurable leverage in our business was apparent as 8.3% organic net revenue growth was the driver of the 250 basis point expansion of our operating margin.”
Second Quarter Fiscal 2011 Review
Total gross profit increased to $5.0 million, or 23.7% of net revenue, compared with $4.2 million, or 22.6% of net revenue, in the second quarter of fiscal 2010, reflecting increases in gross profit from both the Product and Service segments of 20.2% and 16.4%, respectively. Included in gross profit for the quarter was $0.3 million in incremental gross profit resulting from the United acquisition and $0.2 million in growth-based manufacturer rebates.
Total operating expenses increased $0.2 million, or 5.6%, to $4.1 million in the second quarter of fiscal 2011 compared with the second quarter of fiscal 2010, primarily due to the incremental expenses associated with United. As a percentage of net revenue, operating expenses in the second quarter of fiscal 2011 were 19.4%, down from 20.7% in the prior year second quarter.
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Transcat Reports 180% Increase In Net Income on 13% Growth
In Net Revenue for the Second Quarter of Fiscal 2011
Page Two – October 25, 2010
Operating income for the second quarter of fiscal 2011 was $0.9 million, or 4.3% of net revenue, an increase of $0.6 million, or 169.9%, compared with the $0.3 million of operating income in the second quarter of fiscal 2010. The increase reflects the impact of higher sales and expanded gross profit margins in both the Service and Product segments. The effective tax rate in the second quarter of fiscal 2011 was 39.7%.
Product and Service Segment Review
Product Segment
Product segment net sales increased $1.5 million, or 12.5%, to $13.5 million in the second quarter of fiscal 2011 compared with $12.0 million in the same period of the prior fiscal year, which reflects the modest improvement in the economy, a better pricing environment and the success of the Company’s sales and marketing efforts. Net sales growth of $1.8 million in the industries the Company traditionally serves was complemented by $0.4 million in incremental revenue from United, but partially offset by a $0.7 million sales decline in the wind energy industry. The decline in wind energy net sales was attributed to the timing of projects. Sales to the wind energy industry accounted for 6.3% and 13.1% of Product segment sales in the second quarter of fiscal 2011 and prior year second quarter, respectively.
Average Product segment sales per day were $214 thousand in the second quarter of fiscal 2011 compared with $190 thousand in the same period of the prior fiscal year. Sales of the Company’s products through its website increased 29.6% to $1.2 million, or 9.3% of product sales, in the second quarter of fiscal 2011 compared with $1.0 million, or 8.0% of product sales, in the same period of the prior fiscal year. Focused sales efforts with specific product groups continued to drive the increase in web-based sales.
Product segment gross profit in the second quarter of fiscal 2011 was $3.2 million, or 23.8% of net product sales, compared with $2.7 million, or 22.3% of net product sales, in the second quarter of fiscal 2010. Gross margin for the Product segment is a function of a number of factors including volume, market channel mix, manufacturers’ rebates, product mix and discounts to customers. The 150 basis point increase in gross margin was primarily due to improved pricing and $0.2 million in incremental manufacturer rebates. The Company’s manufacturer rebate includes a point-of-sale rebate program with a key vendor that is based on Product segment sales growth on a year-over-year basis. The Company did not qualify for this type of rebate in the second quarter of fiscal 2010 as sales were negatively impacted by the economic downturn.
Product segment operating income was $0.9 million, or 6.7% of net product sales, in the second quarter of fiscal 2011 compared with $0.4 million, or 3.0% of net product sales, in the same period of the prior fiscal year.
Service Segment
Service segment net revenue was $7.4 million in the second quarter of fiscal 2011, a $0.9 million, or 14.1% increase from the $6.5 million reported in the same period of the prior fiscal year. Services provided to the wind energy industry were consistent year-over-year and represented 5.3% of total service revenue for the second quarter of fiscal 2011, compared with 5.9% of total service revenue in the same period of the prior fiscal year. The second quarter also included $0.5 million in incremental revenue as a result of the Company’s acquisition of United.
The Company’s strategy has been to focus its capital and marketing investments in the electrical, temperature, pressure and dimensional disciplines. Historically, within the traditional industries the Company serves, 15% to 20% of Service segment revenue is generated from outsourcing customer equipment to third-party vendors for calibration beyond the Company’s chosen scope of capabilities. In the second quarter of fiscal 2011, 19.8% of the Company’s Service segment revenue was subcontracted to third-party vendors. The Company continues to evaluate the need for capital investments that could provide more in-house capabilities as it deems appropriate.
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Transcat Reports 180% Increase In Net Income on 13% Growth
In Net Revenue for the Second Quarter of Fiscal 2011
Page Three – October 25, 2010
Service segment gross profit in the second quarter of fiscal 2011 was $1.8 million, an increase of 16.4% from $1.5 million in the same period of the prior fiscal year. Gross margin improved 50 basis points year-over-year, however, margin expansion was somewhat constrained as the incremental revenue from United was mostly offset by associated incremental service costs. In addition, third-party vendor calibrations, which have incremental costs, represented 37.5% of the $0.4 million in increased Service segment revenue not associated with United.
Service segment had essentially break-even operating income for the second quarters of both fiscal years 2011 and 2010.
Six-Month Review
Net revenue increased $5.8 million, or 16.4%, to $41.5 million for the first six months of fiscal 2011, from net revenue of $35.7 million in the first six months of fiscal 2010. Organic growth was 11.4% and the United acquisition contributed $1.8 million to net revenue for the first six months of fiscal year 2011.
Product segment net sales were $26.4 million in the first six months of fiscal 2011, an increase of 13.8%, compared with $23.2 million in the same period of the prior fiscal year. Drivers of growth for the first half were similar to the second quarter. Net sales growth of $3.9 million in the industries the Company traditionally serves was complemented by $0.8 million in incremental revenue from United, but partially offset by a $1.5 million sales decline in the wind energy industry. Sales to the wind energy industry accounted for 4.8% and 11.9% of Product segment sales in the first six months of fiscal 2011 and same period the prior year, respectively. Product sales generated over the Company’s website were $2.5 million in the first six months of fiscal 2011, up 33.4%, when compared with $1.9 million in the first six months of fiscal 2010.
Service segment net revenue was $15.1 million in the first six months of fiscal 2011, up 21.1%, compared with $12.5 million in the first six months of fiscal 2010. Services provided to the wind energy industry increased $0.5 million year-over-year and represented 7.3% of total service revenue for the first six months of fiscal 2011, compared with 4.8% of total service revenue in the same period of the prior fiscal year. The first six months included $0.9 million in incremental revenue as a result of the Company’s acquisition of United.
Gross margin was 24.8% for the first six months of fiscal 2011 compared with 22.6% in the same period of the prior fiscal year. Product segment gross margin was 25.3% and 22.9% for the first six months of fiscal 2011 and 2010, respectively. The year-over-year increase was primarily a result of an improved pricing environment and increased manufacturer rebate income. Service segment gross margin was 23.9% in the first six months of fiscal 2011 compared with 22.0% in the same period of the prior fiscal year.
Operating expenses increased $1.1 million to $9.0 million in the first six months of fiscal 2011, when compared with the same period of the prior fiscal year. As a percentage of net revenue, operating expenses during this period were 21.6%, down from 22.0% in the prior year period. Approximately $0.5 million of the $1.1 million year-over-year increase is associated with incremental United operating and integration expenses. The other primary drivers of increased operating expenses included strategic investments in sales and marketing for both the Product and Service segments as well other employee-related expenses. Operating income in the first six months of fiscal 2011 was $1.4 million, or 3.3% of net revenue, compared with $0.2 million, or 0.6% of net revenue, in the first six months of fiscal 2010.
Net income was $0.8 million, or $0.11 per diluted share, for the first six months of fiscal 2011 compared with $0.1 million, or $0.01 per diluted share, for the same period of the prior fiscal year.
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Transcat Reports 180% Increase In Net Income on 13% Growth
In Net Revenue for the Second Quarter of Fiscal 2011
Page Four – October 25, 2010
Balance Sheet and Cash Management
Net cash generated from operations was $0.8 million in the first six months of fiscal 2011 compared with $3.5 million generated from operations in the same period of the prior fiscal year. The change was primarily due to timing associated with payables and receivables and a $1.4 million increase in inventory in fiscal 2011 compared with constant inventory levels at the end of the first six months of fiscal 2010. In addition, the Company paid an additional $1.0 million for management bonus and profit sharing payments to employees during the first half of fiscal 2011 compared with the same period in the prior fiscal year.
Inventory at the end of the second quarter of fiscal 2011 was $7.3 million, up from the $5.9 million at the end of fiscal 2010. The increase was primarily due to the strategic decision made by the Company to maintain higher inventory levels of specific, higher-volume products, in support of greater sales growth and in response to increased lead times from manufacturers.
Capital expenditures in the first six months of fiscal 2011 were $0.7 million compared with $0.6 million in the prior year period and were primarily used for additional service capabilities and infrastructure improvements that included facility expansion and investment in information technology. Transcat expects capital spending for fiscal 2011 to be in the range of $1.5 million to $2.0 million.
Outlook
Mr. Hadeed concluded, “We continue to drive our strategy to increase our focused market penetration in calibration services while leveraging our strong brand in the distribution of test and measurement instruments. As we look to the rest of the year, we expect our second half of the fiscal year to be in line with our longer-term growth expectations of mid-to high single digit growth in the Product segment and low double digit growth in the Service segment. As we have demonstrated, we expect the leverage within our Service segment to augment our bottom line at a greater pace than sales growth.
“Wind energy industry projects are expected to increase over the next 12 to 15 months and it is our expectation that we can continue to grow our market share in this field. However, the timing of these projects and the related demand for our products and services remain difficult to predict.”
About Transcat
Transcat, Inc. is a leading distributor of professional grade handheld test and measurement instruments and accredited provider of calibration and repair services primarily for the pharmaceutical and FDA-regulated, industrial manufacturing, energy and utilities, chemical manufacturing, and other industries. Through its distribution products segment, Transcat markets and distributes national and proprietary brand instruments to nearly 14,000 customers. The Company offers access to more than 25,000 test and measurement instruments. Transcat delivers precise, reliable, fast calibration, and repair services across the United States, Canada and Puerto Rico through its 12 strategically located Calibration Centers of Excellence. Transcat’s calibration laboratories are ISO-9001:2000 registered and the scope of accreditation to ISO/IEC 17025 is believed to be one of the broadest in the industry. Transcat’s acquisition of United provided entry into both the distribution and service segments of the industrial scales and weighing systems marketplace in the Wisconsin, Northern Illinois and Upper Michigan areas.
Transcat’s growth strategy is to expand both its distribution products and calibration services in markets that value product breadth and availability and rely on accredited calibration services to maintain the integrity of their processes.
More information about Transcat can be found on its website at: www.transcat.com
Safe Harbor Statement
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to risks, uncertainties and assumptions and are identified by words such as “expects,” “estimates,” “projects,” “anticipates,” “believes,” “could,” and other similar words. All statements addressing operating performance, events, or developments that Transcat, Inc. expects or anticipates will occur in the future, including but not limited to statements relating to anticipated revenue, profit margins, sales operations, its strategy to build its sales representative
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Transcat Reports 180% Increase In Net Income on 13% Growth
In Net Revenue for the Second Quarter of Fiscal 2011
Page Five – October 25, 2010
channel, customer preferences and changes in market conditions in the industries in which Transcat operates are forward-looking statements. Because they are forward-looking, they should be evaluated in light of important risk factors and uncertainties. These risk factors and uncertainties are more fully described in Transcat’s Annual and Quarterly Reports filed with the Securities and Exchange Commission, including under the heading entitled “Risk Factors.” Should one or more of these risks or uncertainties materialize, or should any of the Company’s underlying assumptions prove incorrect, actual results may vary materially from those currently anticipated. In addition, undue reliance should not be placed on the Company’s forward-looking statements. Except as required by law, the Company disclaims any obligation to update or publicly announce any revisions to any of the forward-looking statements contained in this press release.
For more information contact:
John Zimmer, Chief Financial Officer
Phone: (585) 352-7777 Email: jzimmer@transcat.com
-OR-
Deborah Pawlowski, Investor Relations
Phone: (716) 843-3908 Email: dpawlowski@keiadvisors.com
– Financial Tables Follow –
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Transcat Reports 180% Increase In Net Income on 13% Growth
In Net Revenue for the Second Quarter of Fiscal 2011
Page Six – October 25, 2010
TRANSCAT, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In Thousands, Except Per Share Amounts)

	(Unaudited)		(Unaudited)
	Second Quarter Ended		Six Months Ended
	September 25,	September 26,	September 25,	September 26,
	2010	2009	2010	2009
Product Sales	$13,472	$11,970	$26,447	$23,238
Service Revenue	7,448	6,525	15,101	12,465

Net Revenue	20,920	18,495	41,548	35,703

Cost of Products Sold	10,270	9,306	19,744	17,926
Cost of Services Sold	5,692	5,017	11,488	9,720

Total Cost of Products and Services Sold	15,962	14,323	31,232	27,646

Gross Profit	4,958	4,172	10,316	8,057

Selling, Marketing and Warehouse Expenses	2,529	2,428	5,578	4,967
Administrative Expenses	1,522	1,408	3,380	2,870

Total Operating Expenses	4,051	3,836	8,958	7,837

Operating Income	907	336	1,358	220

Interest Expense	16	11	28	25
Other Expense, net	17	17	12	32

Total Other Expense	33	28	40	57

Income Before Income Taxes	874	308	1,318	163
Provision for Income Taxes	347	120	513	64

Net Income	$527	$188	$805	$99

Basic Earnings Per Share	$0.07	$0.03	$0.11	$0.01
Average Shares Outstanding	7,308	7,402	7,298	7,396

Diluted Earnings Per Share	$0.07	$0.02	$0.11	$0.01
Average Shares Outstanding	7,541	7,611	7,537	7,609
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Transcat Reports 180% Increase In Net Income on 13% Growth
In Net Revenue for the Second Quarter of Fiscal 2011
Page Seven – October 25, 2010
TRANSCAT, INC.
CONSOLIDATED BALANCE SHEETS
(In Thousands, Except Share and Per Share Amounts)

	(Unaudited)
	September 25,	March 27,
	2010	2010
ASSETS
Current Assets:
Cash	$51	$123
Accounts Receivable, less allowance for doubtful accounts of $97 and $82 as of September 25, 2010 and March 27, 2010, respectively	9,112	11,439
Other Receivables	1,205	418
Inventory, net	7,297	5,906
Prepaid Expenses and Other Current Assets	919	915
Deferred Tax Asset	564	566

Total Current Assets	19,148	19,367
Property and Equipment, net	4,095	4,163
Goodwill	10,038	10,038
Intangible Assets, net	1,129	1,234
Deferred Tax Asset	438	533
Other Assets	381	378

Total Assets	$35,229	$35,713

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts Payable	$8,077	$8,798
Accrued Compensation and Other Liabilities	2,665	3,171
Income Taxes Payable	12	251
Current Portion of Long-Term Debt	2,132	–

Total Current Liabilities	12,886	12,220
Long-Term Debt	19	2,532
Other Liabilities	781	704

Total Liabilities	13,686	15,456

Shareholders’ Equity:
Common Stock, par value $0.50 per share, 30,000,000 shares authorized; 7,738,716 and 7,698,450 shares issued as of September 25, 2010 and March 27, 2010, respectively; 7,319,934 and 7,279,668 shares outstanding as of September 25, 2010 and March 27, 2010, respectively	3,869	3,849
Capital in Excess of Par Value	9,808	9,357
Accumulated Other Comprehensive Income	392	382
Retained Earnings	9,109	8,304
Less: Treasury Stock, at cost, 418,782 shares as of September 25, 2010 and March 27, 2010	(1,635)	(1,635)

Total Shareholders’ Equity	21,543	20,257

Total Liabilities and Shareholders’ Equity	$35,229	$35,713

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Transcat Reports 180% Increase In Net Income on 13% Growth
In Net Revenue for the Second Quarter of Fiscal 2011
Page Eight – October 25, 2010
TRANSCAT, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In Thousands)

	(Unaudited)
	Six Months Ended
	September 25,	September 26,
	2010	2009
Cash Flows from Operating Activities:
Net Income	$805	$99
Adjustments to Reconcile Net Income to Net Cash Provided by Operating Activities:
Deferred Income Taxes	102	(68)
Depreciation and Amortization	1,025	959
Provision for Accounts Receivable and Inventory Reserves	27	25
Stock-Based Compensation Expense	286	370
Changes in Assets and Liabilities:
Accounts Receivable and Other Receivables	1,536	333
Inventory	(1,412)	27
Prepaid Expenses and Other Assets	(194)	(511)
Accounts Payable	(721)	2,290
Accrued Compensation and Other Liabilities	(365)	114
Income Taxes Payable	(248)	(131)

Net Cash Provided by Operating Activities	841	3,507

Cash Flows from Investing Activities:
Purchase of Property and Equipment	(665)	(603)
Payments of Contingent Consideration	–	(1,093)

Net Cash Used in Investing Activities	(665)	(1,696)

Cash Flows from Financing Activities:
Revolving Line of Credit, net	(369)	(1,955)
Payments on Other Debt Obligations	(12)	(12)
Payment of Contingent Consideration	(52)	–
Issuance of Common Stock	176	109
Excess Tax Benefits Related to Stock-Based Compensation	9	10

Net Cash Used in Financing Activities	(248)	(1,848)

Effect of Exchange Rate Changes on Cash	–	14

Net Decrease in Cash	(72)	(23)
Cash at Beginning of Period	123	59

Cash at End of Period	$51	$36

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Transcat Reports 180% Increase In Net Income on 13% Growth
In Net Revenue for the Second Quarter of Fiscal 2011
Page Nine – October 25, 2010
Transcat Inc.
Fiscal 2011 Second Quarter
Additional Information
Business Segment Data
(Dollars in thousands)

	(Unaudited)	(Unaudited)
	Quarter ended	Quarter ended	$	%
	September 25, 2010	September 26, 2009	Change	Change
Products
Net sales	$13,472	$11,970	$1,502	12.5%

Gross profit	3,202	2,664	538	20.2%
Margin	23.8%	22.3%

Operating income	906	362	544	150.3%
Margin	6.7%	3.0%

Services
Net revenue	$7,448	$6,525	$923	14.1%

Gross profit	1,756	1,508	248	16.4%
Margin	23.6%	23.1%

Operating income (loss)	1	(26)	27	103.8%
Margin	0.0%	-0.4%

Consolidated
Net revenue	$20,920	$18,495	$2,425	13.1%

Gross profit	4,958	4,172	786	18.8%
Margin	23.7%	22.6%

Operating income	907	336	571	169.9%
Margin	4.3%	1.8%
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Transcat Reports 180% Increase In Net Income on 13% Growth
In Net Revenue for the Second Quarter of Fiscal 2011
Page Ten – October 25, 2010
Transcat Inc.
Fiscal 2011 Six Months
Additional Information
Business Segment Data
(Dollars in thousands)

	(Unaudited)	(Unaudited)
	Six months ended	Six months ended	$	%
	September 25, 2010	September 26, 2009	Change	Change
Products
Net sales	$26,447	$23,238	$3,209	13.8%

Gross profit	6,703	5,312	1,391	26.2%
Margin	25.3%	22.9%

Operating income	1,532	655	877	133.9%
Margin	5.8%	2.8%

Services
Net revenue	$15,101	$12,465	$2,636	21.1%

Gross profit	3,613	2,745	868	31.6%
Margin	23.9%	22.0%

Operating loss	(174)	(435)	261	60.0%
Margin	-1.2%	-3.5%

Consolidated
Net revenue	$41,548	$35,703	$5,845	16.4%

Gross profit	10,316	8,057	2,259	28.0%
Margin	24.8%	22.6%

Operating income	1,358	220	1,138	517.3%
Margin	3.3%	0.6%
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Transcat Reports 180% Increase In Net Income on 13% Growth
In Net Revenue for the Second Quarter of Fiscal 2011
Page Eleven – October 25, 2010
Transcat Inc.
Additional Information
In the following tables, certain customers have been reclassified in prior periods to conform to the current period presentation
PRODUCTS SEGMENT SALES BY MARKET CHANNEL
(Dollars in thousands)
(Unaudited)

	FY 2011
					FY 2011	% of
	Q1	Q2	Q3	Q4	YTD Total	Total
Direct	$9,640	$9,906			$19,546	73.9%
Reseller	3,133	3,352			6,485	24.5%
Freight Billed to Customers	202	214			416	1.6%
Total Product Sales	$12,975	$13,472			$26,447

	FY 2010
					FY 2010	% of
	Q1	Q2	Q3	Q4	YTD Total	Total
Direct	$8,469	$9,282	$10,757	$11,072	$39,580	74.5%
Reseller	2,628	2,521	4,226	3,411	12,786	24.1%
Freight Billed to Customers	171	167	203	236	777	1.4%
Total Product Sales	$11,268	$11,970	$15,186	$14,719	$53,143
PRODUCT SALES PER BUSINESS DAY
(Dollars in thousands)
(Unaudited)

	FY 2011
					FY 2011
	Q1	Q2	Q3	Q4	YTD Total
Number of business days	64	63			127
Total product sales	$12,975	$13,472			$26,447
Sales per day	$203	$214			$208

	FY 2010
					FY 2010
	Q1	Q2	Q3	Q4	YTD Total
Number of business days	64	63	61	64	252
Total product sales	$11,268	$11,970	$15,186	$14,719	$53,143
Sales per day	$176	$190	$249	$230	$211
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Transcat Reports 180% Increase In Net Income on 13% Growth
In Net Revenue for the Second Quarter of Fiscal 2011
Page Twelve – October 25, 2010
PRODUCTS SEGMENT SALES BY REGION
(Dollars in thousands)
(Unaudited)

	FY 2011
					FY 2011	% of
	Q1	Q2	Q3	Q4	YTD Total	Total
United States	$11,124	$11,589			$22,713	85.9%
Canada	1,079	957			2,036	7.7%
Other International	570	712			1,282	4.8%
Freight Billed to Customers	202	214			416	1.6%
Total	$12,975	$13,472			$26,447

	FY 2010
					FY 2010	% of
	Q1	Q2	Q3	Q4	YTD Total	Total
United States	$9,732	$10,324	$13,121	$12,410	$45,587	85.8%
Canada	811	872	1,164	1,515	4,362	8.2%
Other International	554	607	698	558	2,417	4.5%
Freight Billed to Customers	171	167	203	236	777	1.5%
Total	$11,268	$11,970	$15,186	$14,719	$53,143
SERVICE SEGMENT REVENUE BY TYPE
(Dollars in thousands)
(Unaudited)

	FY 2011
					FY 2011	% of
	Q1	Q2	Q3	Q4	YTD Total	Total
Depot/On-site	$5,689	$5,800			$11,489	76.1%
Outsourced	1,786	1,473			3,259	21.6%
Freight Billed to Customers	178	175			353	2.3%
Total Service Revenue	$7,653	$7,448			$15,101

	FY 2010
					FY 2010	% of
	Q1	Q2	Q3	Q4	YTD Total	Total
Depot/On-site	$4,710	$5,045	$4,877	$6,688	$21,320	76.4%
Outsourced	1,079	1,319	1,591	1,907	5,896	21.1%
Freight Billed to Customers	151	161	169	221	702	2.5%
Total Service Revenue	$5,940	$6,525	$6,637	$8,816	$27,918
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